eMagin to Appeal Notice of De-listing From Amex

BELLEVUE, Washington, January 11, 2007 - eMagin Corporation (AMEX: EMA), announced today that on January 5, 2007, it received notice from the American Stock Exchange indicating that AMEX intends to strike the Company’s common stock from listing on AMEX by filing a delisting application with the Securities and Exchange Commission. In its letter, AMEX stated that it has determined that the Company has failed to comply with continued listing standards set forth in Sections 1003(a)(ii) and 1003(a)(iii) of the AMEX Company Guide, respectively, which state, in relevant part, that AMEX will normally consider suspending dealings in, or removing from the list, securities of a company which (a) has stockholders' equity of less than $4,000,000 if such company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; or (b) has stockholders' equity of less than $6,000,000 if such company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years, respectively.

The AMEX rules provide for an appeal of the above decision which the Company has made by requesting a hearing in accordance with appropriate procedures as outlined by the AMEX Company Guide, and has requested AMEX’s approval to continue trading on the exchange during the appeal process. If unsuccessful on appeal, the Company intends to continue to trade on the Over-the-Counter Bulletin Board.

About eMagin Corporation

A leader in personal display systems and OLED microdisplay technologies, eMagin integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. eMagin's OLED displays have broad market reach and are incorporated into a variety of near-to-eye imaging products by military, industrial, medical and consumer OEMs, who choose eMagin's award-winning technology as a core component for their solutions. eMagin's first personal display system, the Z800 3DVisor provides superb 3D stereovision and headtracking for PC gaming, training and simulation, and other applications. It won the CEA's Innovation of Year award in the digital display category and won additional recognition in the electronic gaming category. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. A sales office is located in Tokyo, Japan. For additional information, please visit www.emagin.com and www.3dvisor.com.

Note: eMagin and 3DVisor are trademarks of eMagin Corporation.

Media Contact:
Joe Runde, 425-749-3636, jrunde@emagin.com

Investor Contact:
John Atherly, 425-749-3622, jatherly@emagin.com

eMagin Corporation, 10500 NE 8th St, Suite 1400, Bellevue, WA 98004
425-749-3636 (phone), 425-749-3601 (fax)